Exhibit 99.1

Jerash Holdings Reports Financial Results

for Fiscal 2025 Fourth Quarter and Full Year

-- Record annual revenue of $145.8 million, up 24.4 percent from prior year --

Fiscal Fourth Quarter Highlights

•	Gross profit increases to $5.2 million from $1.5 million a year ago.

•	Gross margin increases to 17.9 percent from 7.0 percent a year ago.

•	Revenue rises 35.6 percent to $29.3 million, despite approximately $3-4 million of shipments deferred to first quarter of fiscal 2026, due to delays at Haifa port.

FAIRFIELD, N.J., June 23, 2025 – Jerash Holdings (US), Inc. (NASDAQ: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2025 fourth quarter and full year ended March 31, 2025.

“We are experiencing growing demand from our existing customers and a notable increase in new inquiries from brands and large apparel manufacturers seeking strategic collaboration,” said Sam Choi, Jerash’s chairman and chief executive officer. “As recently announced, Jerash secured a major initial order for one of the largest U.S.-based multinational and omnichannel retail corporations through a strategic collaboration with Hansoll Textile, a leading South Korea-based global apparel group.

“While this is an exciting time for Jerash on the business front, revenue continues to be impacted by logistics challenges at Israel’s Haifa port, stemming from ongoing geopolitical turmoil in the region. In view of the recent bombing of the Haifa port, we are seeking alternate shipping routes through the Aqaba port in Jordan, which may delay shipments in the second half of June. Nevertheless, our business remain solid and on a growth trajectory. As we enter fiscal 2026, we are focused on improving operations and maintaining the positive momentum.

“On a positive note, the expansion of our existing manufacturing facilities has been completed, and we are in the process of bringing in additional foreign workers. A 15 percent increase in production capacity is expected to begin contributing to the Company’s performance in the second fiscal quarter of 2026. At the present, our factories are fully booked through the end of December 2025,” Choi added.

Outlook

•	Revenue for the fiscal 2026 first quarter is expected to be approximately $38-$40 million, pending outbound shipping port conditions.

•	Gross margin goal for fiscal 2026 first quarter is expected to be approximately 15-16 percent.

Fiscal 2025 Fourth Quarter Results

Fiscal 2025 fourth quarter revenue rose by 35.6 percent to $29.3 million from $21.6 million in the same quarter last year, primarily due to increases in shipments to Jerash’s major customers in the U.S.

Gross profit advanced by nearly 250 percent to $5.2 million for the fiscal 2025 fourth quarter, from $1.5 million in the same quarter last year. Gross margin for fiscal 2025 fourth quarter increased to 17.9 percent, from 7.0 percent in the same period last year, primarily reflecting higher production and shipment volume, which lowered unit cost of production and generated higher margin through economy of scale.

Operating expenses increased by $284,000 to $4.8 million in the fiscal 2025 fourth quarter, compared with $4.5 million in the same quarter last year. This included a 4.7 percent increase in selling, general and administrative expenses due to higher sales and $83,000 increase in stock-based compensation.

Operating income was $434,000 for the fiscal 2025 fourth quarter, versus an operating loss of $3.0 million a year ago.

Total other expenses in the fiscal 2025 fourth quarter were $254,000, compared with $134,000 for the same quarter last year. The increase was primarily due to higher interest expenses from supply chain financing programs provided and short-term debt as a result of higher sales.

Net loss was reduced to $144,000, or $0.01 per share, for the fiscal 2025 fourth quarter, from a net loss of $3.1 million, or $0.25 per share, in the same period last year.

Comprehensive loss attributable to Jerash’s common stockholders totaled $49,000 in the fiscal 2025 fourth quarter, compared with comprehensive loss of $3.4 million in the same quarter last year.

Fiscal 2025 Full Year Results

Revenue for the full 2025 fiscal year increased by 24.4 percent to a record high $145.8 million, from $117.2 million in fiscal 2024.

Gross profit for fiscal 2025 rose to $22.3 million, compared with $16.9 million in the prior fiscal year. Gross margin for fiscal 2025 improved to 15.3 percent from 14.4 percent in fiscal 2024.

Operating expenses in fiscal 2025 were $20.9 million, including stock-based compensation of $1.8 million, compared with $17.6 million in the prior fiscal year with stock-based compensation of $1.0 million. Operating income for fiscal 2025 improved to $1.4 million, from an operating loss of $665,000 in fiscal 2024.

Net loss for fiscal 2025 was reduced to $840,000, or $0.07 per share, from a net loss of $2.0 million, or $0.16 per share, last fiscal year.

Comprehensive loss attributable to Jerash’s common stockholders was $869,000 in fiscal 2025, compared with comprehensive loss of $2.4 million in fiscal 2024.

Balance Sheet, Cash Flow and Dividends

Cash and restricted cash totaled $15.1 million, and net working capital was $34.6 million as of March 31, 2025.

On May 20, 2025, the board of directors of Jerash approved a regular quarterly dividend of $0.05 per share on the Company’s common stock. The dividend was paid on June 6, 2025, to stockholders of record as of May 30, 2025.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal 2025 fourth quarter and full year results today, June 23, 2025, at 9:00 a.m. Eastern Time.

Phone: 888-506-0062 (domestic); 973-528-0011 (international)

Conference ID: 944776

A live and archived webcast will be available online in the investor relations section of Jerash's website at www.jerashholdings.com.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 6,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words "may", "would", "could", "will", "intend", "plan", "anticipate", "believe", "estimate", "expect", "seek", "potential," "outlook" and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash's current views with respect to future events and its financial forecasts, and expansion of the customer base among high-profile global brands, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the U.S. Securities and Exchange Commission. These and other risks and uncertainties are detailed in the Company's filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980; jlin@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Three Months Ended March 31,		For the Fiscal Years Ended March 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)

Revenue, net	$29,251,426	$21,574,454	$145,812,006	$117,187,340
Cost of goods sold	24,012,525	20,073,952	123,492,561	100,284,991
Gross Profit	5,238,901	1,500,502	22,319,445	16,902,349

Selling, general and administrative expenses	4,464,351	4,262,721	19,114,456	16,581,256
Stock-based compensation expenses	341,035	258,350	1,758,146	986,048
Total Operating Expenses	4,805,386	4,521,071	20,872,602	17,567,304

Income (loss) from Operations	433,515	(3,020,569)	1,446,843	(664,955)

Other (Expense) Income:
Interest expenses	(371,469)	(220,440)	(1,719,760)	(1,203,596)
Other income, net	117,667	86,493	424,108	499,120
Total other expense, net	(253,802)	(133,947)	(1,295,652)	(704,476)

Net profit (loss) before provision for income taxes	179,713	(3,154,516)	151,191	(1,369,431)

Income tax expenses (income)	323,808	(16,361)	991,120	672,495

Net loss	(144,095)	(3,138,155)	(839,929)	(2,041,926)

Net (gain) loss attributable to noncontrolling interest	(8,540)	49,397	(8,440)	36,024
Net loss attributable to Jerash Holdings (US), Inc’s Common Stockholders	$(152,635)	$(3,088,758)	$(848,369)	$(2,005,902)

Net loss	$(144,095)	$(3,138,155)	$(839,929)	$(2,041,926)
Other Comprehensive Income (Loss):
Foreign currency translation gain (loss)	103,670	(313,761)	(20,803)	(369,090)
Total Comprehensive Loss	(40,425)	(3,451,916)	(860,732)	(2,411,016)
Comprehensive (gain) loss attributable to noncontrolling interest	(8,540)	49,397	(8,440)	36,024
Comprehensive Loss Income Attributable to Jerash Holdings (US), Inc.'s Common Stockholders	$(48,965)	$(3,402,519)	$(869,172)	$(2,374,992)

Loss Per Share Attributable to Common Stockholders:
Basic and diluted	$(0.01)	$(0.25)	$(0.07)	$(0.16)

Weighted Average Number of Shares
Basic	12,433,363	12,294,840	12,329,021	12,294,840
Diluted	12,433,363	12,294,840	12,329,021	12,294,840

Dividend per share	$0.05	$0.05	$0.20	$0.20

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2025	March 31, 2024

ASSETS
Current Assets:
Cash	$13,346,791	$12,428,369
Accounts receivable, net	3,076,074	5,417,513
Inventories	27,704,829	27,241,573
Prepaid expenses and other current assets	3,648,321	2,746,068
Advances to suppliers, net	6,644,194	3,086,137
Total Current Assets	54,420,209	50,919,660

Restricted cash – non-current	1,717,248	1,608,498
Long-term deposits	464,934	802,306
Deferred tax assets, net	-	158,329
Property, plant, and equipment, net	25,023,681	24,998,096
Goodwill	499,282	499,282
Operating lease right of use assets	850,172	1,259,395
Total Assets	$82,975,526	$80,245,566

LIABILITIES AND EQUITY

Current Liabilities:
Credit facilities	$4,512,462	$-
Accounts payable	6,507,308	6,340,237
Accrued expenses	4,342,436	4,175,843
Income tax payable – current	1,305,386	1,647,199
Uncertain tax provision	175,290	-
Other payables	2,149,185	2,234,870
Deferred revenue	487,004	10,200
Operating lease liabilities – current	339,699	370,802
Total Current Liabilities	19,818,770	14,779,151

Deferred tax liabilities, net	120	-
Operating lease liabilities – non-current	287,527	618,302
Income tax payable – non-current	-	417,450
Total Liabilities	20,106,417	15,814,903

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,939,418 and 12,534,318 shares issued; 12,699,940 and 12,294,840 shares outstanding as of March 31, 2025 and 2024, respectively	12,939	12,534
Additional paid-in capital	25,674,835	23,917,094
Treasury stock, 239,478 shares	(1,169,046)	(1,169,046)
Statutory reserve	413,821	413,821
Retained earnings	38,396,901	41,704,238
Accumulated other comprehensive loss	(513,122)	(492,319)
Total Jerash Holdings (US), Inc. Stockholders’ Equity	62,816,328	64,386,322

Noncontrolling interest	52,781	44,341
Total Equity	62,869,109	64,430,663

Total Liabilities and Equity	$82,975,526	$80,245,566

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Years Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(839,929)	$(2,041,926)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,681,709	2,539,736
Stock-based compensation expenses	1,758,146	986,048
Credit loss recovery, net	(17,054)	(187,762)
Amortization of operating lease right-of-use assets	591,961	759,764
Uncertain tax provision	175,290	-
Changes in operating assets:
Accounts receivable	2,358,493	(2,989,214)
Bills receivable	-	87,573
Inventories	(463,257)	5,415,260
Prepaid expenses and other current assets	(902,253)	187,140
Advance to suppliers	(3,558,057)	(1,553,046)
Deferred tax assets	158,329	(4,456)
Changes in operating liabilities:
Accounts payable	167,071	557,667
Accrued expenses	166,593	1,245,310
Other payables	(85,685)	757,627
Deferred revenue	476,804	(918,193)
Operating lease liabilities	(544,616)	(824,043)
Income tax payable	(759,037)	(1,532,944)
Deferred tax liabilities	120	-
Net cash provided by operating activities	1,364,628	2,484,541

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(951,112)	(1,241,226)
Payments for construction of properties	(1,089,484)	(3,600,948)
Payment for long-term deposits	(329,326)	(300,762)
Net cash used in investing activities	(2,369,922)	(5,142,936)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(2,458,968)	(2,458,968)
Investment of noncontrolling interest	-	31,365
Repayment from short-term loan	(14,103,935)	(7,545,829)
Proceeds from short-term loan	18,616,397	7,545,829
Net cash provided by (used in) financing activities	2,053,494	(2,427,603)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND RESTRICTED CASH	(21,028)	(288,738)

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	1,027,172	(5,374,736)

CASH, AND RESTRICTED CASH, BEGINNING OF THE YEAR	14,036,867	19,411,603

CASH, AND RESTRICTED CASH, END OF THE YEAR	$15,064,039	$14,036,867

CASH, AND RESTRICTED CASH, END OF THE YEAR	$15,064,039	$14,036,867
LESS: NON-CURRENT RESTRICTED CASH	1,717,248	1,608,498
CASH, END OF THE YEAR	$13,346,791	$12,428,369

Supplemental disclosure information:
Cash paid for interest	$1,719,760	$1,203,596
Income tax paid	$1,398,684	$2,253,410

Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$667,567	$354,917
Operating lease right of use assets obtained in exchange for operating lease obligations	$186,726	$1,058,820